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                                                                      EXHIBIT 99


         CYNTHIA A. DEMERS - MEDIA RELATIONS
         (480) 754-4090

         STEPHEN D. BLUM - INVESTOR RELATIONS
         (480) 754-5040

                       THE DIAL CORPORATION SELLS SPC UNIT

                        ENHANCES FOCUS ON CORE BUSINESSES

SCOTTSDALE, ARIZ., AUGUST 28, 2001 - The Dial Corporation (NYSE:DL) today announced the sale of its Specialty Personal Care (SPC) businesses - the Sarah Michaels and Freeman Cosmetics personal care brands - to a subsidiary of the Hathi Group, Chicago, an operator of packaging, medical equipment and personal care product companies. Hathi currently owns and operates the Kirk's Castile Soap brand, purchased from Proctor & Gamble in 1996. The sale of SPC is in line with the Company's strategy to fix or jettison under-performing businesses.

         Terms of the agreement were not disclosed; however, Dial said it expects the write-off from the transaction to be approximately $200 million after tax. Dial previously disclosed that the expected write-off would be in the range of $180 million to $200 million after tax. The Company will remain in compliance with all debt covenants following the completion of the transaction. Cash proceeds from the sale will be used to pay down debt. For reporting purposes, SPC will now be recorded as a discontinued business, and therefore the sale will be accretive approximately $0.03 per share to earnings from continuing operations in fiscal year 2001.

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         "Since joining the Company last August, my highest priority has been to reposition Dial for profitable growth," said Herbert M. Baum, Chairman, President and CEO of The Dial Corporation. "With the sale of SPC we have jettisoned our most troubled business, and will now be able to better focus on growing our core brands and lowering our operating costs and interest expense."

         The Dial Corporation is one of America's leading manufacturers of consumer products, including Dial soaps, Purex laundry detergents, Renuzit air fresheners, and Armour Star canned meats. Dial products have been in the American marketplace for more than 100 years. For more information about The Dial Corporation, visit the Company's Web site at www.dialcorp.com.

         Statements in this press release as to the Company's expectations, beliefs, plans or predictions for the future are forward-looking statements within the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Such forward-looking statements include the Company's expectations for the range of the estimated loss of $180 million to $200 million after tax incurred on the sale of the SPC business.

         Forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and are subject to numerous known and unknown risks and uncertainties that could cause actual events or results to differ materially from those projected. For example, the actual loss could differ materially if (1) the purchaser of the SPC business does not, or is not able to, comply with its obligations under the purchase agreement, including its obligation to fund working capital requirements and to bear the costs of product returns and deductions post closing, (2) we are unable to sublease our facility in

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         Dedham, Massachusetts, within the time frame and/or at the rent we currently anticipated, or (3) we experience higher than anticipated product returns and deductions after the sale.

         Due to these inherent uncertainties, the investment community is urged not to place undue reliance on forward-looking statements. In addition, the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to projections over time.

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